Exhibit 99

Movano Inc. Provides Business Update and Reports Second Quarter 2022 Financial Results

Conference call begins at 2:00 p.m. Pacific time today

Pleasanton, Calif. – August 15, 2022 – Today, Movano Inc. (NASDAQ:MOVE), a purpose-driven healthcare solutions company at the intersection of medtech and consumer devices, reported financial results for the three months ending June 30, 2022 and provided a business update.

Highlights from the second quarter and recent weeks include the following:

●	Movano plans to conduct beta test programs with several strategic partners utilizing the Movano Ring, the Company’s first commercial product designed to blend the best features of medical and wellness devices to help women better understand the correlation between how they feel and various aspects of their health. The Company named its first beta partner as Stanford University’s Applied Sports Science department. Stanford is looking to test wearable technology, like the Movano Ring, to drive innovation that facilitates the ethical enhancement of athletic performance and improve the quality of life of the Stanford athlete.

●	Further, Movano is kicking off beta programs with several other organizations including a major global pharmaceutical company, a leading global diabetes-focused medical device company, and an integrated regional health network. The beta test programs are expected to commence in the fourth quarter of 2022, and the development of these partnerships across the broader healthcare landscape is an important milestone in building the foundation for an enterprise solution.

●	Movano expects the direct-to-consumer launch of the Movano Ring to take place in the first half of 2023. To prepare for the broader launch, the Company has hired a world class go-to-market (GOTM) leadership team. Over the last several months, this team, along with leading app development partners, has continued to build on the foundational elements already in place, aiming to create a unique and valuable user experience. Further, the Company has secured leading marketing, branding, website development and consumer research partners, to ensure the brand is engaging and relevant to the target audience.

●	After recently completing an initial hypoxia study with the University of California San Francisco (UCSF) and announcing high accuracy marks for its blood oxygen saturation (SpO2) and heart rate data, the Company is eyeing its first FDA submission. The recently completed pilot study tested the accuracy of the Movano Ring on seven subjects during mild, moderate and severe hypoxia and followed the same protocol that is expected to be required by the FDA for the submission. In comparing the overall accuracy of the Ring’s data with that of the reference devices, the Movano Ring achieved a 2% margin of error, well below the FDA’s 4% requirement for SpO2. In addition, the Ring also estimated heart rate with accuracy commensurate with the FDA’s standards. This successful study demonstrates the potential for wearables to properly track sleep and heart health and detect potential illnesses, such as sleep apnea, and is a major step toward the Company’s goal of providing medically-validated data to consumers and healthcare professionals. Based on the positive results from this study, Movano plans to conduct a larger pivotal study for the FDA submission later this year.

●	Movano plans to conduct additional blood pressure and glucose clinical studies beginning in the third quarter of 2022, utilizing its proprietary and patented system-on-a-chip (SoC), which is the smallest ever custom mmWave integrated sensor designed specifically for non-invasive glucose and cuffless blood pressure monitoring. While the majority of current wearables on the market use off-the-shelf optical sensors, Movano spent four years developing, designing and shrinking its multi-chip architecture from four integrated circuits into a single SoC in an effort to deliver a higher level of accuracy, offer form factor flexibility and provide its technology to consumers at a lower price point. Movano is currently integrating the SoC into a new prototype system, which will be closer in size and shape to its final product, and enable the Company to conduct longer, more complex blood pressure and glucose studies.

●	Movano was recently granted two new patents centered around Movano’s SoC, marking a total of nine U.S. patents currently issued to the Company. The two new patents protect the SoC’s agile method of understanding detailed features of waveforms that aid in estimating blood pressure and other analytes.

“It’s an exciting time for our emerging company as we’re working toward commercialization of the Movano Ring, a smart ring designed for women. Our team has accomplished several significant milestones over a short period of time, including the development of multiple beta test programs in partnership with leaders in the healthcare space and a highly encouraging hypoxia pilot study. In parallel, we successfully completed testing of our proprietary and patented system-on-a-chip, the smallest custom mmWave integrated sensor for cuffless blood pressure and non-invasive glucose monitoring, and are now integrating it into a prototype platform for clinical evalutions,” said Dr. John Mastrototaro, CEO of Movano Inc. “We aim to move healthcare technology in a direction that’s more accessible, both in price and in experience, arming consumers with medically validated data and key insights they can trust, and packaging it into a solution that looks great and provides real value, so it becomes a seamless part of their everyday routine and helps them achieve a more well balanced and healthier life.”

Second Quarter 2022 Financial Results

●	Movano reported a net loss attributable to common stockholders of $6.9 million, or a loss of $(0.21) per basic and diluted share, in the second quarter of 2022, compared with a net loss attributable to common stockholders of $4.7 million, or a loss of $(0.15) per basic and diluted share, in the second quarter of 2021.

●	The Company reported an operating loss of $6.8 million in the second quarter of 2022 compared to an operating loss of $5.0 million in the second quarter of 2021.

●	Movano is a development stage company and the majority of its business activities to date and planned future activities will be devoted to research and development. As such, the Company did not generate revenue in either the second quarter of 2022 or the second quarter of 2021.

●	The Company had $21.3 million in cash, cash equivalents and short-term investments as of June 30, 2022, compared to $33.6 million in cash, cash equivalents and short-term investments, as of December 31, 2021.

●	The total number of shares outstanding was 32,818,060 as of June 30, 2022.

Conference Call and Webcast

Management will host a conference call and live audio webcast to discuss these results and provide a business update today at 2:00 p.m. PDT (5:00 p.m. EDT).

Attendees can access the live webcast here or on the investors section of Movano’s website at https://ir.movano.com. The conference call can be accessed by dialing 1-877-407-0989 (domestic) or 1-201-389-0921 (international). Attendees can also use the Call Me link, in which they will be dialed in to the conference call instantly on the number provided with no hold time. An archived webcast will be available on Movano’s website approximately one hour after the completion of the event and for two years thereafter.

To learn more about Movano Inc., please visit www.movano.com

About Movano

Founded in 2018, Movano Inc. (NASDAQ:MOVE) is developing a suite of purpose-driven healthcare solutions to bring medical-grade, high-quality data to the forefront of consumer health devices. Featuring modern form factors, Movano’s wearables capture a comprehensive picture of a person’s vital health information and uniquely translate the data into personalized and intelligent insights that empower consumers to live healthier and more balanced lives. Movano’s end-to-end solutions will soon enable a world where consumers, caretakers and healthcare professionals can utilize daily health data as a tool to proactively monitor and manage their health. For more information, visit www.movano.com.

Forward Looking Statements

This press release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; product development efforts and product releases; clinical trial and regulatory initiatives; commercial partner activities; as well as our strategies, positioning and expectations for future events or performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors.”  Any forward-looking statement in this release speaks only as of the date of this release. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:

J. Cogan, CFA

CFO of Movano Inc.

ir@movano.com

Movano Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$17,089	$17,675
Short-term investments	4,214	15,921
Payroll tax credit, current portion	379	166
Prepaid expenses and other current assets	1,289	1,296
Total current assets	22,971	35,058
Property and equipment, net	474	529
Payroll tax credit, noncurrent portion	417	630
Other assets	530	48
Total assets	$24,392	$36,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$753	$311
Other current liabilities	2,635	2,907
Total current liabilities	3,388	3,218
Noncurrent liabilities:
Early exercised stock option liability	205	281
Other noncurrent liabilities	302	36
Total noncurrent liabilities	507	317
Total liabilities	3,895	3,535

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized at June 30, 2022 and December 31, 2021; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 75,000,000 shares authorized at June 30, 2022 and December 31, 2021; 32,818,060 and 32,772,060 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	3	3
Additional paid-in capital	99,077	97,506
Accumulated other comprehensive loss	(15)	(11)
Accumulated deficit	(78,568)	(64,768)
Total stockholders’ equity	20,497	32,730
Total liabilities and stockholders’ equity	$24,392	$36,265

Movano Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
OPERATING EXPENSES:
Research and development	$4,112	$3,183	$8,703	$5,125
General and administrative	2,734	1,863	5,081	3,187
Total operating expenses	6,846	5,046	13,784	8,312

Loss from operations	(6,846)	(5,046)	(13,784)	(8,312)

Other income (expense), net:
Interest expense	—	—	—	(883)
Change in fair value of warrant liability	—	—	—	(1,581)
Change in fair value of derivative liability	—	—	—	121
Forgiveness of Paycheck Protection Program Loan	—	351	—	351
Interest and other income (expense), net	(22)	8	(16)	9
Other income (expense), net	(22)	359	(16)	(1,983)

Net loss	(6,868)	(4,687)	(13,800)	(10,295)

Accretion and dividends on redeemable convertible preferred stock	—	—	—	(2,489)
Net loss attributable to common stockholders	$(6,868)	$(4,687)	$(13,800)	$(12,784)

Net loss	$(6,868)	$(4,687)	$(13,800)	$(10,295)
Other comprehensive loss:
Change in unrealized gain (loss) on available-for-sale securities	15	(1)	(4)	(1)
Total comprehensive loss	$(6,853)	$(4,688)	$(13,804)	$(10,296)

Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(0.15)	$(0.42)	$(0.64)

Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	32,793,907	32,017,335	32,769,093	20,099,402

5